Exhibit 99.2

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

RENAISSANCE LEARNING

Moderator: Mary Minch

October 16, 2008

4:00 p.m. CT

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by.  Welcome to the Renaissance Learning's Third Quarter Earnings Conference Call.  At this time, everyone is in a listen-only mode.  Later, there'll be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.

At this time, I would like to introduce you to the Chief Financial Officer, Mary Minch.  Go ahead, Ms. Minch.

Mary Minch:  Good afternoon.  I'm Mary Minch, Chief Financial Officer of Renaissance Learning and I'd like to welcome everyone to our third quarter conference call.  With me today is Terry Paul, our Chief Executive Officer and Steve Schmidt, our President and Chief Operating Officer.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management's expectations with respect to orders and financial results for future periods.  These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or could

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

contribute to such differences include those matters disclosed in our third quarter earnings release and in the company's Securities and Exchange Commission filings including forms 10K and 10Q.

I'll begin our call today with a review of the third quarter financial results and then Steve will provide some brief comments about our operations.  Following our comments, we'll be happy to take your questions.

Third quarter revenues of $28.2 million were up 9.3 percent from third quarter 2007 revenues of $25.8 million.  Net income was $2.6 million or nine cents per share, compared to $1.4 million or five cents per share a year ago.  This quarter marks the fourth consecutive quarter of year-over-year revenue and EPS growth.

Despite some very challenging economic times, we're pleased to report that our orders grew by 15.7 percent in Q3, up from last year's third quarter order growth of 12.6 percent.  With the change in seasonality of our order pattern, we anticipated strong Q3 order rates, but it’s still nice to know that orders excluding laptops achieved the largest quarterly growth rate since the first quarter of 2002, growing by 18.3 percent.

Deferred revenue also continued to build at a strong rate.  It reached our highest level ever of $51.5 million, by increasing a record $12.1 million in the quarter, substantially beating last year's quarterly increase of $8.9 million.

Our total revenue increased 9.3 percent in the third quarter which was a result of increases in both product and service revenues.  Product revenues which are primarily comprised of the revenue recognized for software licensing fees and hardware sales was up nearly $800,000 or 4.1 percent, primarily due to the revenue recognized from prior period orders of software.

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

Service revenues increased $1.6 million or almost 23 percent as a result of increases in nearly all service categories, with the largest increases occurring in our remote technical services primarily hosting and installations.

Total gross profit margins for the quarter was 75.7 percent, up from 73.5 percent last year.  Product gross margins increased to 83.7 percent from 81 percent in 2007, primarily due to lower manufacturing costs of our hardware products and a product mix shift in the laptop line to the more profitable NEOs.

Service gross margins increased to 58.2 percent, up from 53.7 percent in 2007.  This is the 5th consecutive quarter of improved service gross margins, and as was true in the last several quarters is due to the growth in our more profitable technical service areas, especially hosting and due to the leveraging of our fixed costs.

Operating expenses were $17.7 million, up about $600,000 from the same quarter last year.  Product development and selling and marketing expenses were little changed while general and administrative expenses increased $400,000 due to a one-time charge related to a lawsuit.  Without this charge, overall operating cost would have been about flat to the prior year.

The third quarter tax rate is 34.7 percent, down from our historic effective tax rate of about 37 percent, due to the statute of limitations expiring on certain of our tax positions that were formerly reserved for.

Operating cash flow for the quarter was $13 million, compared to $9.5 million in the third quarter of 2007.  The $13-million quarterly cash flow nearly broke our quarterly operating cash flow

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

record of $13.5 million set in the third quarter of 2001 and was primarily the result of strong orders, somewhat offset by the timing of certain tax payments.

Our accounts receivable balance of $16.5 million is high due to the seasonal strong sales in September, but it bodes well for another strong cash flow performance in Q4.  The quality of our accounts receivable remains strong.  Day sales outstanding was 47 days, mainly due to the deferred revenue increase since the invoice amounts are reflected in our accounts receivable balance, but the revenue has not yet been recorded on the income statement.  If the change in deferred revenue is taken into account, providing a more accurate reading of the age of our accounts receivable, DSOs are just for 33 days.

Now, I'll turn it over to Steve to provide additional comments.  Steve?

Steve Schmidt:  Thank you, Mary.

Mary mentioned a lot of positive financial results for the quarter.  The largest quarterly increase in orders, excluding laptops since the first quarter of 2002, a new record-level of deferred revenue as well as a new record quarterly increase in deferred revenue and a near-record quarter for operating cash flow.  These results are all due to the strategic initiatives we put in place two years ago.  It's especially rewarding to report these results in the context of the very difficult economic environment taking place in our country.

As strong as these results were, our expectations earlier in the year were that we would do even better.  We had noted previously that the transition to subscription sales is causing our order pattern to become more seasonal and the third quarter is now likely to be our strongest quarter.  However, our initial expectations never factored in the financial crisis facing our country today.  While state K-12 education budgets are frequently one of the last programs to be cut, state

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

budget shortfalls already existed before the recent financial meltdown on Wall Street.  We believe the state revenue shortfalls caused many districts to hold back on some of their spending, based on their concern about the economy.

Some districts, have been taking longer to line up their funding and make decisions.  Many anticipated orders were delayed because of later-than-usual approval of school budgets, longer school board decision cycles and tight spending in anticipation of higher energy costs or other events that could require financial recalculations.  The fact that we are able to achieve total order growth of nearly 16 percent in this challenging economic environment is very gratifying.

The reading product line was particularly strong this quarter.  Our Accelerated Reader Enterprise offering which provides access to all of our more than 120,000 quizzes for a low-annual per-student fee of just $4, continues to resonate with our customer base.  As expected, third quarter was our strongest quarter for adding new AR Enterprise schools.  We increased our base of AR Enterprise schools to over 15,000 in Q3, a sizable quarterly edition of over 2,000 schools.  But the base of AR Enterprise Schools is still just 24 percent of our total reading customers therefore a large opportunity remains.

The transition to Enterprise has had a positive long-term benefit for our customers because they have access to all of our content; and also on our business since on average, those customers who upgrade from a previous version of AR to Enterprise are increasing their annual reading software purchases by a substantial amount and are purchasing hosting and other services as well.

Enterprise continues to have a significant impact on the make-up of our revenue, too.  Subscription revenue as a percent of total software revenue was 52 percent in the third quarter,

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

versus 45 percent in the second quarter, 40 percent in Q1 and 33 percent a year ago in the third quarter last year.

In addition, in Q3, we added about 2,000 schools to our Renaissance Place Platform, bringing the total number of customers using RP to over 27,000.  Our renewal rates held up well in this very important renewal season.  School renewal rates continue to run above 90 percent with funding pressure being the primary reason sighted for those relatively few schools that choose not to renew.

Laptop orders however, did not hold up as well.  We believe that the hardware products are viewed as more discretionary and thus are more impacted by the economic environment.  Laptop orders experienced a 2.2 percent decline, compared to third quarter of last year, although third quarter is typically one of our lower quarters for laptops.

U.S. laptops were about flat to the prior year, but orders in the U.K. were harder hit.  In general, the laptop results continue to be disappointing, especially because we know that when we get our laptops in the hands of our customers, they see the value that these units offer in the classroom.  Those customers who use our laptops love them.  In fact, laptops score higher than any of our products in customer satisfaction surveys.  Schools who use them know that they're a great tool for improving writing in a classroom setting.

As we mentioned last quarter, we have just begun a sales promotion involving the use of a trial kit, free of charge, aimed at our Accelerated Reader Renaissance Place customers who now are able to take AR quizzes on the Neo2.  We believe this group will see the value of the laptops due to their low cost, high-durability, focused learning with no distractions and ability to be used not only for writing and AR quizzes, but really used across the curriculum to enhance learning in all subject areas.

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

We think this promotion will help our software customer base give the Neo2 a try and could ramp up the sales of this product line.  We expect to learn much more about the growth potential from this initiative in the fourth quarter when many of our AR customers will test the product in their classrooms.

In addition to this promotion, we recently reduced the price of our Neo2, and we are adding some new features to the laptop which should also helped increase its appeal and ability to accelerate learning.  These enhancements include short-answer capability for the response system, text-to-speech functionality, wireless file transfer capabilities, interfacing with Google Docs and the ability to run Math Facts in a Flash on the Neo2.

Mary mentioned that our service revenues increased about 23 percent  –  in fact service revenue increased for the sixth straight quarter.  Obviously, we face some clear challenges in providing professional development services to our customers, due to budget and time constraints.  It's difficult to get educators out of the classroom or school due to rising travel cost and of course, their important role and challenging schedules.  However, professional development is extremely important in helping teachers to be as successful as possible.  So, we've worked very hard to adapt our offerings to fit the ever-changing education landscape.  We offer remote services such as webinars or coaching to provide the same value at significantly reduced costs to the school or district.  These offerings can be tailored to individual educators and are available during hours that allow the teacher to fit the training into his or her busy schedule without having to leave their school building or district.

As we look ahead to the fourth quarter, the macro-economic environment will likely continue to play a role.  According to a report from the National Council of State Legislators, 11 states cut K-12 funding by July and cumulated state budget gaps grew to over $40 billion in fiscal 2009.

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

Following the recent crisis on Wall Street it’s likely that reduced state revenues and rising costs, will continue to effect school budgets even more  –  those that are already facing cost pressures and our dealing with other issues such as dramatic investment losses in teacher's pension funds.  It's likely that more states will be making cuts and we expect economic pressures will continue to impact education spending in the quarters ahead.

On the other hand, our products are a very small piece of the overall school budget, substantially less than one percent.  The big cost item in school budgets is personnel cost and our product can actually help teachers be more efficient and manage larger class sizes.  So it's unlikely that a reduction in school spending will have a severe effect on our revenue growth.  Even with the difficult economic situation, we continue to be confident that we are positioned to achieve solid growth over the longer term.  In addition, our rock-solid balance sheet and strong cash flow is also a source of comfort and strength in these turbulent financial times.

Now, Terry, Mary and I will be happy to answer any questions that you have.

Operator:  Ladies and gentlemen, if you're calling as a representative of an investment firm, you are invited to ask questions at this time.  Please press star one to be placed in the queue.  If you are using a speakerphone, we ask that you please turn off your mute function to allow your signal to reach our equipment.  Once again, that is star one to ask a question.  And we'll pause for just one moment to assemble the queue.

And we'll take our first question from Jason Anderson with Stifel Nicolaus.

Jason Anderson:  Hi, everybody.  It's Jason.  I'm in for Bob and Jerry.  How are you guys doing?

Steve Schmidt:  Well, fine, Jason.  How are you?

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

Jason Anderson:  We're doing pretty good.  You comment on obviously the increasing negative outlook in the state and local budgets.  Are you seeing anything additional or anything more in California or Florida?

Steve Schmidt:  Florida was one of the states that have already made some cuts last spring, but they continue to battle increasing budget shortfalls.  So, I don't think anything is exactly defined there yet, but Florida is a state that we are watching very closely.  California just passed their budget fairly recently with some additional cuts in it as expected.  I think  –  I want to remember  –  like three billion or a fairly substantial amount.  So, again, that's another state affected and California of course, is the biggest education market in terms of the 50 states.

Jason Anderson:  Thanks.  In regards to the 18.3 percent, I believe, on the ex- laptop order growth, can you quantify or do you have any idea on how much of that was a seasonality shift that we talked about here for several quarters and how much would be any recovery from the 2Q order delays?

Steve Schmidt:  The seasonality shift is just that, a recovery from the lower seasonal quarters.  With the transition to the subscription model, the orders are more likely to come now in Q2 and Q3, and less likely to come in Q4 and Q1.  So, a large part of it is related to that shift.

Jason Anderson:  OK.  Then you also eluded to maybe continued delays in general from districts.  Do you expect that to alter your seasonality expectations going forward as particularly 4Q?

Steve Schmidt:  I don't think it's going to alter the seasonal pattern as much as it is just creating uncertainty of the schools or tighter budgets which just creates a more challenging environment and potentially lowers overall order rates a bit.

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

Jason Anderson:  OK.  Great.  Also, I think for a comment in the previous, the 15-20 percent order growth outlook for fiscal rate that obviously, you backed off on, is there anything you would give us any information or comment on for the outlook, now that we have about three quarters through the year?  I'm sorry.  And also, any outlook there for fiscal '09 yet at this point?

Steve Schmidt:  We're not really prepared to quantify specifically what we expect to close the year-out at.  There's only one quarter to go obviously or for 2009, I think with the economy going into recession and the financial challenges in the economy today  it's just awful hard to predict that.  Plus, we're still in that transition on our subscription product which makes it a little bit harder to quantify quarter-to-quarter.  In addition, we have a number of initiatives happening on the laptop line that I outlined in my comments that we're hoping we'll boost there, but we're not sure how those will hit or how quickly they will hit.  So, there's a number of variables to consider.

If you go back to the early year projections that we made, of course a number of things have happened since that point including the down turn in the economy.  Our math product line is not doing as well as we expected but with the release of the brand new second edition libraries, just this past quarter, we're optimistic that we'll see some good growth out of math going forward on the laptops we've talked about.  We've also seen some delays on the quiz purchases from those customers who have not yet adopted our Enterprise product, but we know are considering the product.

So, you roll all of those factors into it and it has resulted in lower order rates in 2008 then we had expected.

Jason Anderson:  OK.  And also in the past, you commented on the accelerated reader customers that have upgraded to the Enterprise model  –  I think you've quoted that about $1,200 increase in

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

revenue per customer there or so.  Are you still seeing that in this past quarter, or is that budget concerns or anything like that decreased that or changed that in any way?

Steve Schmidt:  No.  Really the comment I made today was that we're seeing a substantial increase.  What we don't want to do is try to be too precise about what that increase is.  This past quarter for those customers that upgraded, we actually saw an increase in the trend.  But that can be related to seasonality as well.  So, we don't want to mislead to think that it's improving.  It's been very consistent pattern since we have adopted or we began offering Enterprise that the customer that are adopting it on average are spending more, and that includes not only a software purchase, but they're buying hosting, they're buying other services including professional development from us.  So, it's been a very positive business model.

Jason Anderson:  OK, great.  Thank you.  I guess similarly to more of a renewal rate discussion that you commented that the renewal rates are greater than 90 percent.  One, did I hear that right and, two, do you have any information on a more of like a re-up  rate  –  I guess I'm trying to get a read if  –  and I go similar to really to what we just talked about.  But existing customers, as they renew, are they spending additional dollars or increasing their spend with you?

Steve Schmidt:  Yes, they continue to spend more with us than they have been previously as they renew.  The comment on renewal rates was that they are above 90 percent.  In some cases well-above 90 percent, but we'd rather not again be too precise of what we've disclosed on that.  But we're happy with the renewal rates.  Customers are very happy using the products and for those that aren't renewing, it tends to be a funding situation, usually related to the tight budgets that they're running into, or in a couple cases, some political issues within the district that is common.  We're pleased with the renewal fees and how well it went for us.

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

Jason Anderson:  Any chance you guys have a range  –  or I don't know if you can give us a range on the re-up rate or like an increase of zero-10 percent, or anything like that?  Any elaboration?

Steve Schmidt:  I'm not sure what you're asking, Jason.

Jason Anderson:  Well, to the previous comment, just the question regarding existing customer spending additional dollars  –  I don't know if you guys have a measure that you could disclose or just even a ball park for us of increased dollars that they're spending with you when they renew, if they're increasing by an X percent, or range, or any kind of feel.  You did say up, but I didn't know if there's any more clarity there.

Steve Schmidt:  The annual subscription of four dollars tends to be fairly consistent and if they renew at the same student capacity, and some schools, they increase their student capacity as they expand the use of the product, it could be more.  But the pricing is the same.  So, from a student-subscription, what they're spending on the student subscription, it would be consistent year-after-year.  We haven't changed pricing at all.  So, that's a fairly consistent spend.

Jason Anderson:  OK, great.  One other here on the renewals.  Is the percent of renewals due in the fourth quarter and the first quarter next year?  I know that's going to be most likely last.  Is there any range or quantification we could get on that?

Steve Schmidt:  No, but it's substantially less.

Jason Anderson:  OK.

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

Steve Schmidt:  Most schools are choosing to establish a subscription period that runs around their school year.  So, whether it starts in the second quarter or in the third quarter, then it runs through the school year.

Jason Anderson:  OK, great.  Also on deferred revenues, I guess, it's some kind of visibility in the fourth quarter, is it reasonable to assume about a quarter of kind of a straight line release in deferred revenue?  A quarter of the prior quarter would be going into the next quarter's revenue  –  I’m not explaining that correctly.  But I think I mean ...

Steve Schmidt:  Yes.  The majority of the deferred revenue that we show as a current liability would be because it's to be amortized over the next 12 months and that's pretty consistent on one quarter  –  each of the next four quarters, there's a few elements in there that could be a little lumpy but most of it is over the next four quarters evenly.

Jason Anderson:  OK, great.  Thanks.  Just some forward-looking.  As we look into fiscal '09, how should we think about the product development line in the selling and marketing line down, flat, up?  Any guidance or maybe you just say outlook you can give there?

Steve Schmidt:  There are no plans for any kind of a major shift in the staffing or the cost structure for those areas.  As we grow our revenue, we do expect to pay more commission costs and more selling expenses consistent with the revenue increase, but there's no major expansion or reorganization considered.

Jason Anderson:  Also for '09 cap ex and D&A outlook, anything different there or any outlook there?

Mary Minch:  Jason, that should remain fairly steady.  I think we're seeing D&A about a million a quarter and cap ex right around $300,000 a quarter, and that should remain pretty steady as well.

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

Jason Anderson:  OK, great.  Thanks.  I'll turn it over and let someone else jump in and I'll wait my turn again.  Thanks.

Operator:  And just as a reminder, that is star one to ask a question.

And we'll take a follow-up question from Jason Anderson with Stifel Nicolaus.

Jason Anderson:  Sorry about dominating the call here.  Just I have one last one here.  Can you quantify the decrease in the laptop pricing and also after this decrease, are the laptops still profitable, or around break-even, or any kind of idea there?

Steve Schmidt:  Sure.  The decrease was on Neo2, the latest model laptop that we introduced, I guess about a year ago now.  And what we did was we brought that price, making it consistent with the older versions of the Neo1 product.  The unit price went from $239 to $199.  However, the bundled prices, which is how a large part of the laptops are sold, didn't decline quite so much though.  About 15 percent decrease there.

The good news is that we've been able to achieve some very nice cost reductions on the units that allows us to lower the price without affecting margins a great deal.  Could margins take a little bit of a hit, perhaps a percent or two, but the laptops continue to be very profitable and we expect that the price decrease can play a big role into helping us to ramp up the volume in the quarters ahead.

Jason Anderson:  OK.  Thanks.  I'm sorry, last one here.  The lawsuit referred to, how much was the charge on that and what was the nature of the lawsuit?

RENAISSANCE LEARNING

Moderator: Mary Minch

10-16-08/4:00 p.m. CT

Confirmation # 2274989

Steve Schmidt:  It was actually an older issue.  It was a dispute with a supplier that supplied a part to one of our hardware units.  Actually the scanner that we sell with Accelerated Math.  The charge was to something over $500,000, close to $600,000.  It's one-time, it's totally behind us now.  But the good news is that as a result of that dispute, we did some re-engineering of the product and actually, we're able to take some cost out of it.  So, we can almost look at this as an investment that will provide a return and better margins on our scanners going forward.  But it's completely behind us now.

Jason Anderson:  Great.  Thanks for all the help there and that's all I have.

Steve Schmidt:  Thanks for your questions.

Operator:  And as a final reminder, that is star one to ask a question.

And it appears to be no further questions.  Mr. Schmidt, I'd like to turn the call back over to you for any closing or additional remarks.

Steve Schmidt:  Thank you.  I think we have proven the value of our business model and the strength of our company in this part third quarter.  Orders held up well in the tough environment.  We've got a very strong balance sheet and we achieved near-record operating cash flow.  There will be some short-term challenges as the country works its way through the current financial crisis, but I want to reiterate that our long-term outlook remains very positive.  Thank you for joining us today.  We'll talk to you again in January.

Operator:  This concludes today's conference call.  Thank you for joining and have a wonderful day.

END